UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 14, 2025

Verastem, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35403	27-3269467
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

117 Kendrick Street, Suite 500, Needham, MA	02494
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 292-4200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	VSTM	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Chief Operating Officer Appointment

Effective January 14, 2025, Verastem, Inc. (the “Company”) appointed Matthew E. Ros as Chief Operating Officer of the Company.

Mr Ros, age 58, has more than 35 years of experience in global pharmaceutical and early-stage biotechnology companies. Mr. Ros served as the Chief Executive Officer and board member at FORE Biotherapeutics, a privately held clinical-stage precision oncology company, from April 2022 to August 2023. Prior to this, Mr. Ros served at Epizyme, Inc., a publicly traded biopharmaceutical company, as Chief Operating Officer between May 2016 and November 2018 and then as Executive Vice President, Chief Strategy and Business Officer from October 2018 to November 2021. Mr. Ros has served as a board member at Cogent Biosciences, Inc. since 2019. He received a B.S. from the State University of New York, College at Plattsburgh and completed the Executive Education Program in Finance and Accounting for the Non-Financial Manager at Wharton School of the University of Pennsylvania.

In connection with his appointment, the Company entered into an employment agreement with Mr. Ros (the “Agreement”), dated January 14, 2025. Under the Agreement, Mr. Ros will receive an initial annual base salary of $485,000 and is eligible for an annual bonus target of 45% of his base salary.

Pursuant to the terms of the Agreement and subject to the approval of the Company’s board of directors, the Company will grant Mr. Ros (i) 50,000 restricted stock units (“RSUs”), to vest as to 25% of the shares on the one-year anniversary of the Grant Date, and as to an additional 6.25% of the shares at the end of each successive three-month period following the first anniversary of the Grant Date until the fourth anniversary of the Grant Date, and (ii) 33,333 RSUs, with the award to vest based on achievement of mutually agreed upon milestones, in each subject to Mr. Ros’ continuing service with the Company on the applicable vesting date.

Under the Agreement and subject to Mr. Ros’ execution and non-revocation of an effective release of claims, if Mr. Ros’ employment is terminated by the Company without Cause (as defined in the Agreement) or by Mr. Ros for Good Reason (as defined in the Agreement), he will be entitled to receive the following severance benefits: (i) nine months of base salary continuation, (ii) if Mr. Ros exercises his right to continue participation in the Company’s health and dental plans under the federal law known as COBRA, a monthly cash amount equal to the full premium cost of that participation for nine months (or, if earlier, until the time when Mr. Ros becomes eligible to enroll in the health or dental plan of a new employer), and (iii) any base salary earned, but not yet paid, through the date of termination and any bonus which has been awarded, but not yet paid, on the date of termination. Mr. Ros will also be entitled to certain rights in connection with a Change of Control (as defined in the Agreement) of the Company, as set forth in the Agreement.

The foregoing summary of the Agreement is qualified in its entirety by the copy of the Agreement filed as Exhibit 10.1 hereto and incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Employment Agreement dated January 14, 2025 by and between Verastem, Inc. and Matthew Ros
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERASTEM, INC.

Dated: January 21, 2025	By:	/s/ Daniel W. Paterson
Daniel W. Paterson
President and Chief Executive Officer